ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

For Immediate Release	For more information, please contact:
April 24, 2012	Jeremy Goldberg	(216) 797-8715

ASSOCIATED ESTATES REALTY CORPORATION REPORTS FIRST QUARTER RESULTS
First Quarter Same Community Revenue up 5.9 Percent
First Quarter Same Community NOI up 9.4 Percent
Quarter-End Same Community Physical Occupancy 97.3 Percent

Cleveland, Ohio - April 24, 2012 - Associated Estates Realty Corporation (NYSE, NASDAQ: AEC) today reported financial results for the first quarter ended March 31, 2012. Funds from operations (FFO) for the first quarter of 2012 was $0.25 per common share (basic and diluted), compared with $0.23 per common share (basic and diluted), for the first quarter of 2011. FFO as adjusted for the first quarter of 2012 was $0.29 per common share (basic and diluted) after adjusting for $1.7 million of loan prepayment costs and a credit to expense of $279,000 for a refund of defeasance costs on a previously defeased loan. There were no adjustments in the first quarter of 2011.
Net loss applicable to common shares was $2.1 million or $0.05 per common share (basic and diluted) for the quarter ended March 31, 2012, compared with net loss applicable to common shares of $3.1 million or $0.07 per common share (basic and diluted) for the quarter ended March 31, 2011.
“Fundamentals for the apartment business are strong and continue to improve. Our first quarter results exceeded our internal expectations,” said Jeffrey I. Friedman, president and chief executive officer.
A reconciliation of net (loss) income attributable to the Company to FFO, and to FFO as adjusted, is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8-K.
Same Community Portfolio Results
Net operating income (NOI) for the first quarter of 2012 for the Company's same community portfolio increased 9.4 percent when compared with the first quarter of 2011. Revenue increased 5.9 percent and property operating expenses increased 1.2 percent. Physical occupancy was 97.3 percent at the end of the first quarter of 2012 versus 95.9 percent at the end of the first quarter of 2011. Average monthly net rent collected per unit for the same community properties was $973 compared with $918 for the first quarter of 2011, a 6.0 percent increase.
Additional quarterly financial information, including performance by region for the Company's portfolio, is included in the Company's supplemental fact booklet, which is available on the "Investors" section of the Company's website at AssociatedEstates.com, or by clicking on this link directly to the Company's quarterly results.

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

Capital Markets Activity
As previously announced, on January 12, 2012, the Company closed on a $350 million senior unsecured revolving credit facility.  This amended and restated credit facility replaced the Company's $250 million facility. The new facility has a four-year term, with a one-year extension option and provides for a lower credit spread.
During the quarter, the Company repaid seven property specific mortgage loans totaling $123.5 million, leaving the Company with no remaining debt maturities in 2012. These repayments were funded from the unsecured revolving credit facility. The seven properties securing these mortgages were added to the unencumbered pool resulting in 38 of the Company's 53 properties having no mortgage debt as of the date of this release. These 38 unencumbered properties generated approximately 62 percent of first quarter 2012 NOI.
Subsequent to quarter-end, the Company entered into a rate lock agreement with Fannie Mae on a property specific mortgage on Dwell Vienna Metro. The loan is expected to close on or about May 11, 2012 and the proceeds of $41.2 million will be used to reduce borrowings from the unsecured revolving credit facility. The loan has a ten year maturity, and is full term interest-only, with an interest rate of 3.68 percent.
Development Activity
As previously announced, on March 30, 2012, the Company purchased a development site in Bethesda, MD, which is currently a U.S. post office and distribution center. The Company plans to raze the building in June after the post office vacates and begin construction of 140 apartments, with 7,000 square feet of first floor retail. The property will be known as Dwell Bethesda and it is situated in a highly desirable residential location, in close proximity to the Red Line Metro and Bethesda Row.
Quarterly Dividend on Common Shares
The Company increased its dividend from $0.17 per share per quarter to $0.18 per share per quarter, effective with the dividend payable on May 1, 2012. This represents a 5.9 percent annualized increase to the dividend.
2012 Outlook
The Company reaffirmed its full year FFO as adjusted guidance range of $1.23 to $1.27 per common share (basic and diluted). Detailed assumptions relating to the Company's guidance can be found on page 24 of the first quarter 2012 supplemental fact booklet on the Company's website at AssociatedEstates.com.

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

Conference Call
A conference call to discuss the results will be held on April 25, 2012 at 2:00 p.m. Eastern. To participate in the call:
Via Telephone: The dial-in number is 800-860-2442, and the passcode is “Estates.” The call will be archived through May 9, 2012. The dial-in number for the replay is 877-344-7529 and the conference number for the replay is 10011355.
Via the Internet (listen only): Access the Company's website at AssociatedEstates.com. Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the "Q1 2012 Earnings Webcast" link. The webcast will be archived for 90 days.
Company Profile
Associated Estates is a real estate investment trust ("REIT") and is a member of the Russell 2000 and the MSCI US REIT Indices. The Company is headquartered in Richmond Heights, Ohio. Associated Estates' portfolio consists of 53 properties containing 13,908 units located in eight states. For more information about the Company, please visit its website at AssociatedEstates.com.
FFO and FFO as adjusted are non-Generally Accepted Accounting Principle measures. The Company generally considers FFO and FFO as adjusted to be useful measures for reviewing the comparative operating and financial performance of the Company because FFO and FFO as adjusted can help one compare the operating performance of a company's real estate between periods or to different REITs. A reconciliation of net (loss) income attributable to the Company to FFO, and to FFO as adjusted, is included in the table at the end of this press release and in the Company's supplemental financial information to be included with this earnings release and furnished to the Securities and Exchange Commission on Form 8-K.

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

Safe Harbor Statement
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements based on current judgments and knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, including but not limited to, expectations regarding the Company's 2012 performance, which are based on certain assumptions. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expects," "projects," "believes," "plans," "anticipates" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty that could cause actual results to differ from estimates or projections contained in these forward-looking statements, including without limitation the following: changes in the economic climate in the markets in which the Company owns and manages properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; elimination or limitations to federal government support for Fannie Mae and/or Freddie Mac that might result in significantly reduced availability of mortgage financing sources as well as increases in interest rates for mortgage financing; the ability of the Company to refinance debt on favorable terms at maturity; risks of a lessening of demand for the multifamily units owned by the Company; competition from other available multifamily units and changes in market rental rates; new acquisitions and/or development projects may fail to perform in accordance with the Company's expectations; increases in property and liability insurance costs; unanticipated increases in real estate taxes and other operating expenses; weather conditions that adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases and unanticipated repairs; inability of the Company to control operating expenses or achieve increases in revenue; shareholder ownership limitations that may discourage a takeover otherwise considered favorably by shareholders; the results of litigation filed or to be filed against the Company; changes in tax legislation; risks of personal injury claims and property damage related to mold claims that are not covered by the Company's insurance; catastrophic property damage losses that are not covered by the Company's insurance; the ability to acquire properties at prices consistent with the Company's investment criteria; risks associated with property acquisitions such as failure to achieve expected results or matters not discovered in due diligence; risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of the Company's properties or the neighborhoods in which they are located; and construction and construction business risks, including, without limitation, rapid and unanticipated increases of prices for building materials and commodities.

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

		ASSOCIATED ESTATES REALTY
		CORPORATION
		Financial Highlights
		(in thousands, except per share data)
		Three Months Ended
		March 31,
		2012	2011

Total revenue		$42,931	$42,254

Net (loss) income attributable to AERC		$(2,081)	$(3,082)
Add:	Depreciation - real estate assets	11,614	10,498
	Amortization of intangible assets	1,093	2,102
Less:	Loss on disposition of properties	40	—

Funds from Operations (FFO) (1)		$10,666	$9,518

Add:	Prepayment costs	$1,743	$—
Less:	Refund of defeasance costs on previously defeased loan	(279)	—

Funds from Operations (FFO) as adjusted (2)		$12,130	$9,518

Add:	Depreciation - other assets	524	455
	Amortization of deferred financing fees	680	473
Less:	Recurring fixed asset additions	(1,606)	(1,491)

Funds Available for Distribution (FAD) (3)		$11,728	$8,955

Per share:
Net (loss) income applicable to common shares - basic and diluted		$(0.05)	$(0.07)
Funds from Operations - basic and diluted (1)		$0.25	$0.23
Funds from Operations as adjusted - basic and diluted (2)		$0.29	$0.23
Dividends per share		$0.17	$0.17
Weighted average shares outstanding - basic and diluted		42,343	41,262

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

(1)
The Company defines FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). This definition includes all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles ("GAAP"), adjusted for depreciation on real estate assets and amortization of intangible assets, excludes impairment write-downs of depreciable real estate, gains on insurance recoveries and gains and losses from the disposition of properties and land. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted, however, that certain other real estate companies may define FFO in a different manner.

(2)
The Company defines FFO as adjusted as FFO, as defined above, excluding $1.7 million of prepayment penalties associated with debt repayments and $(279) of refunds for a previously defeased loan. In accordance with GAAP, these prepayment penalties and refunds on the previously defeased loan are included in interest expense in the Company's Consolidated Statement of Comprehensive Income. We are providing this calculation as an alternative FFO calculation as we consider it a more appropriate measure of comparing the operating performance of a company's real estate between periods or as compared to different REITs.

(3)
The Company defines FAD as FFO as adjusted, as defined above, plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO and FFO as adjusted, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO and FFO as adjusted, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

The full text and supplemental schedules of this press release are available on Associated Estates' website at AssociatedEstates.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372. For more information, access the Investors section of AssociatedEstates.com.